UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: March 5, 2008 (Date of earliest event reported)

Umpqua Holdings Corporation (Exact Name of Registrant as Specified in Its Charter)

OREGON	000-25597	93-1261319
(State or Other Jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation or Organization)	Number)	Identification Number)

One SW Columbia, Suite 1200 Portland, Oregon 97258 (address of Principal Executive Offices)(Zip Code) (503) 727-4100 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Other Events. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 5, 2008, Umpqua Holdings Corporation entered into amended employment agreements with Ron Farnsworth, Executive Vice President Chief Financial Officer; Neal McLaughlin, Executive Vice President Treasurer; and Steven Philpott, Executive Vice President, General Counsel and Secretary.

     The material changes to the executives’ agreements are:

1.	Increase the amounts payable in the event of a termination without cause, termination for good reason or resignation after announcement and for one year following with a change in control to an amount equal to 24 months (previously 12 months) base salary and 200% (previously 100%) of the incentive compensation executive received for services performed in the previous year, paid in equal installments over 24 months;

2.	Increase the amount payable in the event the executive remains employed for 12 months following a change in control to twelve months (previously six months) base salary and 100% (previously 50%) of the incentive compensation executive received for services performed in the previous year, paid in equal installments over twelve months;

3.	Increase the amounts payable in connection with a termination without cause or a termination by the executive for good reason, other than in connection with a change in control, to the greater of nine months (previously six months) base salary or two weeks salary for every year of employment.

     Mr. Farnsworth is Umpqua’s Principal Financial Officer, Mr. McLaughlin is Umpqua’s Principal Accounting Officer and Mr. Philpott is an executive officer. The form of Employment Agreement reflecting the above described amendments for each of the executive officers is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits.
99.1 Form of Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this reported to be signed on its behalf of the undersigned hereunto duly authorized.

UMPQUA HOLDINGS CORPORATION
(Registrant)

Dated: March 7, 2008	By: /s/ Steven L. Philpott
Steven L. Philpott
Executive Vice President/General Counsel/Secretary